Exhibit 3.13

CERTIFICATE OF INCORPORATION
OF

BUSINESS OFFICE SERVICES, INC.

ONE.	The name of this corporation is Business Office Services, Inc.

TWO.

The address of the corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

THREE	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR.

This corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock this corporation shall have authority to issue is One Thousand (1,000) with par value of $1.00 per share.

FIVE.	The name and mailing address of the incorporator are as follows:

Kathleen A. Reilly
First Data Corporation
6200 South Quebec Street
Englewood, CO 80111

SIX.	The corporation is to have perpetual existence.

SEVEN.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

EIGHT.	The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

NINE.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

TEN.	To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Delaware Law”), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, the corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Neither any amendment, repeal or adoption under Delaware Law nor under this Certificate of Incorporation inconsistent with this Section TEN, shall eliminate or reduce the effect of this Section TEN in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section TEN, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

ELEVEN.

The corporation shall indemnify and shall advance expenses (including attorneys’ fees) to, in each case to the fullest extent permitted by the Delaware Law as the same exists or may hereinafter be amended, any person (or the estate of any person) who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification and right to advancement of expenses provided herein shall not be deemed to limit the right of the corporation to indemnify any other person to the fullest extent permitted by the Delaware Law, nor shall they be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Notwithstanding the above, the corporation will not advance costs and expenses to any person entitled to indemnification hereunder unless and until such person undertakes to and agrees that he will repay the corporation for any costs or expenses advanced by or on behalf of the corporation hereunder if it shall ultimately be determined that he is not entitled to be so indemnified.

TWELVE.

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

THIRTEEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of May, 1994.

/s/ Kathleen A. Reilly
Kathleen A. Reilly
Incorporator